Exhibit a.(xix)

THE HARTFORD MUTUAL FUNDS II, INC.

ARTICLES OF AMENDMENT

The Hartford Mutual Funds II, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940 (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the "Charter") is hereby amended to change the name of the following series of common stock of the Corporation as set forth below:

Current Name	New Name

Hartford Schroders US Small/Mid Cap Opportunities Fund	Hartford Schroders US MidCap Opportunities Fund

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law without action by the stockholders.

THIRD: These Articles of Amendment shall be effective at 12:01 a.m. on May 1, 2019.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and attested to by its Secretary on this 2nd day of April, 2019.

ATTEST:	THE HARTFORD MUTUAL FUNDS II, INC.

/s/ Thomas R. Phillips	By:	/s/Walter F. Garger
Thomas R. Phillips		Walter F. Garger
Secretary		Vice President

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